AMENDED INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

         AGREEMENT made as of this 15th day of March, 1990 by and between Bailard, Biehl & Kaiser Fund Group, a Massachusetts business trust (the "Trust"), on behalf of the Bailard, Biehl & Kaiser Diversa Fund series of the Trust (the "Fund"), and Bailard, Biehl & Kaiser, Inc. a California corporation (the "Advisor").

         WHEREAS, the Trust is registered as a diversified open-end management investment company under the Investment Company Act of 1940 (the 1940 Act"); and

         WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, and is engaged in the business of providing investment advising and other services; and

         WHEREAS, on December 19, 1986, the Trust and the Advisor entered into an Investment Advisory and Management Agreement pursuant to which the Trust, on behalf of the Fund, retained the Advisor to render investment advisory and other services to the Fund; and

         WHEREAS, the Trust, the Fund and the Advisor desire to amend and restate the Investment Advisory and Management Agreement pursuant to and on the terms and conditions hereinafter set forth; and

         WHEREAS, both the Trust and the Advisor have been duly authorized to enter into this Agreement;

         NOW, THEREFORE,

in consideration of the foregoing and of the premises and covenants hereinafter contained, the Trust and the Advisor agree as follows:

         1. The Fund hereby retains the Advisor to provide investment advisory, statistical and research facilities and services, to supervise the composition of the Fund's portfolio, to determine the nature and timing of changes therein and the manner of effectuating such changes and to cause the purchase and sale of portfolio securities, all subject to the overall supervision by the Board of Trustees of the Trust, for the period and on the terms set forth in this Agreement. The Advisor hereby accepts such retention and agrees to render the services and to assume the obligations herein set forth, for the compensation herein provided.

         2. From and after the effectiveness hereof, the Advisor shall:

         (a) Furnish to the Fund reasonable research and statistical and other factual information and reports with respect to securities held by the Fund or which the Fund might purchase. It will also furnish to the Fund such reasonable information as may be appropriate concerning developments which may affect issuers of securities held by the Fund or which the Fund might purchase or the businesses in which such issuers may be engaged. Such statistical and other factual information and reports shall include information and reports on industries, businesses, corporations and all types of securities which the Fund is empowered to purchase, whether or not the Fund has at any time any holdings in such industries, businesses, corporations or securities.

         (b) Furnish to the Fund, from time to time, advice, information and recommendations with respect to the acquisition, holding, or disposal by the Fund of securities in which the Fund is permitted to invest in accordance with its investment objectives, policies and limitations ("Eligible Securities"), and subject to overall supervision of the Board of Trustees of the Trust, effect purchases and sales of Eligible Securities on behalf of the Fund.

         (c) Review the selection of firms to effect portfolio transactions or participate in portfolio transactions on behalf of the Fund, review commissions paid on portfolio transactions for the Fund and review the execution of portfolio transactions for the Fund.

         (d) Furnish to the Fund necessary assistance in:

                  (i) The preparation of all reports now or hereafter required by Federal or other laws.

                  (ii) The preparation of prospectuses, registration statements and amendments thereto that may be required by Federal or other laws or by the rule or regulation of any duly authorized commission or administrative body.

         (e) If desired by the Fund, arrange for officers or employees of the Advisor to serve, without compensation from the Fund, as officers or employees of the Fund.

         3. (a) In hereunder, the Advisor no less favorably than providing services to the Fund agrees that the Fund shall be treated any other client. In the event a decision is made by the Advisor that it is in the best interest of the Fund to purchase or sell securities for the Fund and for others for whom the Advisor provides investment management or research services, allocations of securities so purchased or sold and priorities of such purchases or sales shall (to the extent the Advisor has the discretion to control such purchases or sales) be fairly and equitably allocated among all accounts without any special advantage to any, and to the extent permissible by applicable Federal securities laws, the Advisor will combine orders for purchases and sales to achieve better overall execution if in the reasonable judgment of the Advisor such better overall execution can be attained.

         (b) The Advisor agrees to use its best efforts in acting as investment advisor and rendering investment supervisory services to the Fund as provided in this Agreement, and shall maintain, without cost to the Fund, such staff and facilities as it shall consider requisite for such purposes. However, at no charge to the Fund, the Advisor may employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Advisor or the Fund with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as the Advisor may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund. The Advisor and any person performing executive, administrative, or trading functions for the Fund, whose services were made available to the Fund by the Advisor, are specifically authorized to allocate portfolio brokerage and portfolio principal transactions business to firms that provide such services or facilities and to cause the Fund to pay a member of a securities exchange, or any other securities broker or dealer, an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Advisor or such person determines in good faith that such amount of commission is reasonable in relation to the commissions paid by other similarly situated investors and the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) provided by such member, broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Advisor with respect to the Fund and other accounts over which the Advisor has investment discretion. The authority to pay higher brokerage commissions, as provided in the preceding sentence, shall not apply with respect to portfolio transactions the commission rates for which are fixed, rather than negotiated.

         4. Except as otherwise expressly provided herein, the Fund assumes and shall pay or cause to be paid all expenses of the Fund, including, without limitation: (a) all costs and expenses incident to (i) the registration of the Fund under the 1940 Act or (ii) any public offering of Capital Stock ("Shares") of the Fund, for cash or otherwise, including costs and expenses relating to the registration of Shares under the Securities Act of 1933 (the "1933 Act"), the qualification of Shares under state securities laws, the printing or other reproduction and distribution of any registration statement (and all amendments thereto) under the 1933 Act, the preliminary and final prospectuses included therein, and any other necessary documents incident to such public offering (other than costs and expenses incident to the reproduction and distribution of prospectuses to prospective new investors and the advertising of Shares, which are payable by the Advisor); (b) the charges and expenses of any custodian appointed by the Fund for the safekeeping of its cash, portfolio securities and other property; (c) the charges and expenses of auditors and bookkeepers; (d) the charges and expenses of any Share transfer, dividend agent or registrar appointed by the Fund; (e) broker's commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party;
(f) all taxes, including securities issuance and transfer taxes, and organizational fees payable by the Fund to Federal, state or other governmental agencies; (g) the costs and expenses of engraving or printing of certificates representing Shares of the Fund; (h) fees involved in registering and maintaining registrations of the Fund and of Shares with the Securities and Exchange Commission and various states and other jurisdictions; (i) all expenses of meetings of shareholders and Trustees of the Fund and of preparing, printing and mailing proxy statements and quarterly, semi-annual, annual and any other reports to shareholders; (j) fees and travel expenses of Trustees and Officers of the Fund; (k) all fees and expenses incident to any dividend or distribution reinvestment program; (1) charges and expenses of legal counsel in connection with matters relating to the Fund, including without limitation, legal services rendered in connection with the Fund's organization, financial structure and relations with its shareholders, issuance of Shares, and registrations and qualifications of Shares under Federal, state and other laws; (m) association dues; (n) interest payable on Fund borrowings; (o) fees and expenses of obtaining any exemptions from any provisions of any Federal, state or other securities laws; (p) fees or expenses incurred incident to the obtaining of any rulings of, or advice from, the U.S. Internal Revenue Service or any other taxing authority incident to the taxation of the Fund or its shareholders; (q) costs of information obtained from sources other than the Advisor or its affiliated persons (as defined in the 1940
Act) relating to the pricing and valuation of securities; and (r) postage.

         5. The Advisor agrees to reduce the investment management fee payable to it under this Agreement by the amount by which the expenses of the Fund for any fiscal year of the Fund shall exceed the most stringent limits prescribed by any state in which the Shares are offered for sale. Expenses shall be excluded from the calculation of the applicable expense limitations to the fullest extent authorized by applicable law. Costs incurred in connection with the purchase or sale of portfolio securities, including brokerage fees and commissions, which are capitalized in accordance with generally accepted accounting principles applicable to investment companies, shall be accounted for as capital items and not expenses. Proper accruals shall be made by the Fund for any projected reduction hereunder and corresponding amounts shall be withheld from the fees paid by the Fund to the Advisor subject to recovery by the Advisor of any amount withheld in excess of the actual reduction required for any fiscal year. Any additional reduction computed at the end of the fiscal year shall be deducted from the fee for the last month of such fiscal year.

         6. For the services to be rendered, the Fund shall pay to the Advisor compensation calculated in U.S. dollars commencing on the day following effectiveness hereof equal to the following amounts of the net assets of the Fund on an annual basis: .95% of the average net assets of the Fund up to $75 million, .80% of the next $75 million, and .65% of the average net assets in excess of $150 million. Except as hereinafter set forth, compensation under this Agreement shall be calculated two times each month, as of the 15th day of each month and the last day of each month on which the New York Stock Exchange is open, by applying the annual rate to the net assets of the Fund, valued as of the close of business of the New York Stock Exchange on the date of a calculation, and dividing the amount so computed by 24; provided, however, that by action of the Board of Trustees of the Trust the time of day as of which the Fund's net assets are valued, for purposes of this Agreement, may be changed. If the 15th day of a month is not a day on which the New York Stock Exchange is open, then the fee to be calculated on such day shall be calculated as of the first day following the 15th day on which the New York Stock Exchange is open. If this Agreement shall become effective subsequent to the first day of a half-month fee period on which the New York Stock Exchange is open, the fee for such period shall be prorated based upon (i) the number of days during such period on which this Agreement is in effect on which the New York Stock Exchange is open and
(ii) the number of days during such period on which the New York Stock Exchange is open. For purposes of the preceding sentence and the subsequent sentence, a half-month fee period shall be deemed to commence on the first day of a month and the 16th day of a month whether or not the New York Stock Exchange is open on such day. If this Agreement should terminate before the last day of a half-month fee period on which the New York Stock Exchange is open, the fee for such period shall be prorated as provided in the second preceding sentence and shall be based upon the value of the net assets of the Fund as of the last effective date of this Agreement on which the New York Stock Exchange is open. Accrued fees will be payable in U.S. dollars as promptly as possible after the end of each month during which this Agreement is in effect.

         7. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor shall be free to engage in any other business or to render investment advisory or management services of any kind to any other corporation, firm, trust, individual or association, including any other investment company, so long as its services hereunder be not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Advisor to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

         8. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. The Advisor shall not be responsible for any action of the Trustees of the Trust or any committee thereof in following or declining to follow any advice or recommendation of the Advisor. The Advisor shall be entitled to rely on written instructions of any duly-authorized officer of the Trust. Neither the Advisor, nor any director, officer, agent or employee of the Advisor shall be liable or responsible to the Fund or its shareholders excepting matters as to which they shall be finally adjudged to have been guilty of willful misfeasance, bad faith, gross negligence, reckless disregard of duty or breach of fiduciary duty (all as used in the 1940 Act) or otherwise in violation of applicable law.

         9. This Agreement shall remain in effect until December 31, 1991, and shall continue in effect from year to year thereafter provided its continuance is specifically approved at least annually by vote of a majority of the outstanding voting securities (within the meaning of the 1940

Act) of the Trust or by vote of the Board of Trustees of the Trust, and by a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, which vote must be cast in person at a meeting called for the purpose of voting on approval of the terms of this Agreement and its continuance; provided, however, that (a) the Trust may, at any time and without the payment of any penalty, terminate this Agreement on sixty days prior written notice to the Advisor either by majority vote of the Trustees of the Trust or by the vote of a majority of the outstanding voting securities (within the meaning of the 1940
Act) of the Trust; (b) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act) unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission; and (c) the Advisor may terminate this Agreement, at any time and without payment of penalty, on not less than 180 days prior written notice to the Trust. All notices or communications hereunder shall be in writing and, if sent to the Advisor shall be mailed by certified or registered mail, or delivered, or telegraphed or faxed and confirmed in writing to the Advisor at 2755 Campus Drive, San Mateo, California 94403, Attn: Thomas E. Bailard, and if to the Trust shall be mailed by certified or registered mail, or delivered, or telegraphed or faxed and confirmed in writing to the Trust at 2755 Campus Drive, San Mateo, California 94403, Attn: Bryan W. Brown, with a copy to Orrick, Herrington & Sutcliffe, 400 Sansome Street, San Francisco, California 94111,
Attn: Andre W. Brewster.

         10. The Trust agrees (a) not to hold the Advisor or any of its officers or employees liable for, and (b) to indemnify or insure the Advisor and its officers and employees ("Indemnified Parties") against, any costs and liabilities the Indemnified Parties may incur as a result of any claim against the Indemnified Parties in the good faith exercise of their powers hereunder or arising out of an act or omission of the custodian of the Trust or of any broker or agent selected by the Advisor in good faith and in a commercially reasonable manner, excepting matters as to which the Indemnified Parties shall be finally adjudged to have been guilty of willful misfeasance, bad faith, gross negligence, reckless disregard of duty or breach of fiduciary duty (all as used in the 1940 Act) or otherwise in violation of applicable law.

         11. Notice is hereby given of the limitations of the liability of the Trust's shareholders and Trustees as set forth in the Trust's Declaration of
Trust, as amended, on file with the Secretary of The Commonwealth of Massachusetts. The obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets. No party named herein shall seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust; nor shall any party named herein seek satisfaction of any such obligation from the Board of Trustees or any individual Trustee.

         12. This Agreement shall be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent applicable law of the State of California, or any of the provisions herein, conflicts with applicable provisions of the 1940 Act, the latter shall control.

         13. (a) This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law (including California Civil Code section
1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

         (b) Subject in all instances to the provisions of Section 10 hereof, any controversy or claim arising out of or relating to this Agreement, the breach thereof, or the transactions contemplated hereby, shall be settled by arbitration in San Francisco, California in accordance with the then prevailing Securities Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

         14. This Agreement may be executed simultaneously in two counterparts, each of which shall be an original and both of which shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed -,and delivered this Agreement as of the day and year first above written in San Mateo, California.

                                        BAILARD, BIEHL & KAISER FUND
                                        GROUP

                                        By  /s/ Bryan Brown
                                          ------------------------------
                                        Its  Treasurer
                                           -----------------------------


                                        BAILARD, BIEHL & KAISER, INC.

                                        By  /s/ Bryan Brown
                                          ------------------------------
                                        Its  Exec. V.P.
                                           -----------------------------

                                                         BAILARD, BIEHL & KAISER


                                                               [GRAPHIC OMITTED]

September 5, 1997

                                                      950 Tower Lane, Suite 1900
                                                      Foster City, CA 94404-2131
                                                          Telephone 415 571 5800
                                                          Facsimile 415 573 7128

Bailard, Biehl & Kaiser Fund Group
950 Tower Lane, Ste. #1900
Foster City, CA 94404-2131

         Re:   Amended Investment Advisory & Management Agreement

Ladies and Gentlemen:

         Reference is made to the Amended Investment Advisory & Management Agreement (the "Agreement" ') between Bailard, Biehl & Kaiser, Inc. ("BB&K") and the Bailard, Biehl & Kaiser Fund Group (the "Client" ') dated March 15, 1990. With reference to Sections 8 and 10, and any other provisions of the Agreement which purport to indemnify or hold harmless BB&K or its officers or employees, BB&K represents and warrants to Client, and Client acknowledges, that Client does not waive any of its rights of action at common law or under the federal and state securities laws.

                                             Very truly yours,

                                             Bailard, Biehl & Kaiser, Inc.




                                             By:  /s/ [ILLEGIBLE]
                                                ---------------------------
                                             Title:  President
                                                   ------------------------




Acknowledged:

Bailard, Biehl & Kaiser Fund Group


By:  /s/ [ILLEGIBLE]
   -----------------------------
Title:  Chairman
      --------------------------